Exhibit 99.1

For more information, contact:

Robyn B. Mabe, Chief Financial Officer

(540) 345-3195

WESTERN SIZZLIN REPORTS THIRD QUARTER RESULTS

Company Profitable for Third Quarter of 2004

ROANOKE, Va. (November 15, 2004)—Western Sizzlin Corporation (OTC Bulletin Board: WSZZ), (formerly Austins Steaks & Saloon, Inc.) filed Form 10-Q with the SEC on November 15, 2004 which reported positive results for the third quarter of 2004.

Net income for the third quarter ended September 30, 2004 is $199,530 compared to net income of $249,460 for the third quarter of 2003.  Net income for the nine months ended September 30, 2004 is $540,707 compared to net income of $653,794 for the same period in 2003.

During the third quarter of 2004, cash of $2.0 million was generated from operations and cash and cash equivalents increased over $1.4 million from December 31, 2003 to September 30, 2004, achieving a balance of approximately $2.1 million at September 30, 2004.  It is customary in the restaurant industry to operate with negative working capital.  The Company achieved a positive working capital at December 31, 2003, as well as, at September 30, 2004 of $141,000 and $1.5 million, respectively.

The third quarter was effected by hurricanes, meat prices, and spending on future investment for the Company.  During the third quarter, the restaurant industry as a whole continued to be effected by increased costs in commodities.  A major factor has been the increased cost of steaks.  The average cost of beef was reported to cost 14 percent more in 2004 compared to prices a year ago. To combat this, the Company instituted menu price increases in the Company-owned units effective July 1, 2004, which has helped combat the commodity increases in order to maintain profitability margins.  Also, some of the decrease in net income in the third quarter of 2004 over 2003 is due to the closing of franchised units during the period, decreased sales due to hurricanes, and increases in personnel costs and spending in consumer research and development of prototype plans.  “The Company is currently evaluating opportunities to increase our franchise base.  We are working with a franchise consultant to review our current systems and provide recommendations”, said Mr. James C. Verney, President and Chief Executive Officer.  “In 2004, we also made a decision to incur costs in consumer research, menu board development, training materials, and prototype plans for future investments in the Company.”  There was one closing and one opening of franchised units in the third quarter of 2004, and twelve closures and three openings year to date in 2004.  There have been a total of twelve less franchised stores in the system from September 30, 2003 to September 30, 2004.

Western Sizzlin Corporation operates and franchises a total of 159 units in 21 states as of November 15, 2004 under names of WesterN SizzliN Steak & More, WesterN SizzliN Wood Grill, Great American Steak & Buffet Company, MarketStreet Buffet and Bakery and Quincy Steakhouses.  Inquiries should be directed to Robyn B. Mabe, Vice President and Chief Financial Officer at 1338 Plantation Road, N.E. Roanoke, VA 24012.

Comments included in this news release may include “forward-looking statements” within the meaning of the federal securities laws.  These statements as to anticipated future results are based on current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ markedly from those projected or discussed here.  Western Sizzlin Corporation cautions readers not to place undue reliance upon any such forward-looking statements as actual results may differ materially from expectations.

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